# STAR GOLD CORP.
# EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is effective this __/__ day of January, 2012 (the "Effective Date"), by and between STAR GOLD CORP., a Nevada corporation with principal offices located at 611 E. Sherman Avenue, Coeur d'Alene, Idaho (the "Company"), and KELLY J. STOPHER, a resident of the state of Washington ("Executive"). The Company and Executive are referred to below individually as a "Party" and collectively as the "Parties."

WHEREAS, Company has employed Executive since approximately September 2010; and

WHEREAS, the Company desires to continue to employ the Executive and to enter into an agreement embodying the terms of such employment; and

WHEREAS, the Executive desires to accept such continuation of employment with the Company, subject to the terms and conditions of this Agreement,

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and agreements contained herein, the legal sufficiency of which is acknowledged by the Parties, and intending to be legally bound, the Parties agree as follows:

1. Employment. The Company hereby agrees to continue to employ Executive and Executive hereby accepts such continued employment with the Company, pursuant to the terms and conditions set forth in this Agreement for a period of time as provided below in Section 2. Notwithstanding anything in this Agreement to the contrary, the Executive will be an at-will employee of the Company and the Executive or the Company may terminate the Executive's employment with the Employer for any reason or no reason at any time as provided below in Section 8.

2. Term. The term of Executive's employment under this Agreement shall commence on Effective Date and shall remain in effect for one (1) year (the "Term") and, unless terminated earlier pursuant to the provisions contained herein, shall terminate on the first (1st) anniversary of the Effective Date (the "Termination Date"); provided that, the Term of this Agreement will automatically renew for successive one-year periods thereafter (in which case the Termination Date shall be extended accordingly), unless, at least thirty days prior to the applicable Termination Date, either party gives the other written notice of non-renewal.

3. Title and Duties. Executive will serve as, and have the title of Chief Financial Officer of the Company. Executive will report directly to the President and for audit purposes the Chairman of the Audit Committee (if one has been appointed). Executive shall devote all of his business time, labor, skill, undivided attention and best ability to the performance of his obligations, duties and responsibilities under this Agreement in a manner that will faithfully and diligently further the business and interests of the Company. Executive's place of work will be at the Company's corporate offices located at 611 E. Sherman Avenue, Coeur d'Alene, Idaho. During the Term, Executive shall not directly or indirectly pursue any other business activity without the prior written consent of the Company's board of directors (the "Board"), such consent to not be unreasonably withheld, except Executive may engage in personal, charitable, and passive investment activities to the extent such activities do not conflict or interfere with his obligations to, or his ability to perform the duties and responsibilities hereunder, as determined by the Board in its sole discretion. Executive's personal professional services shall be exclusive to the Company except for his employment with JayHawk Energy, Inc. Executive further agrees to travel, at Company's expense, to whatever extent is reasonably necessary in the conduct of the Company's business. Except as otherwise specifically provided herein, the duties which may be assigned to Executive will be: a) the usual and customary duties of the office of Chief Financial Officer; b) consistent with the provisions of the Company's Articles of Incorporation, By-laws and applicable law; and c) at the request of the Board and/or President, Executive will serve as an officer and/or director of the Company's subsidiaries and other affiliates without additional compensation.

4. Compensation. The Company shall pay to Executive and Executive shall accept for his services an annual base salary ("Base Salary") determined by the President and the Board (or a compensation committee of the Board if one exists or is created) from time to time and as more fully set forth below. Such Base Salary shall be paid in accordance with the Company's standard payroll practices. The Base Salary shall be reviewed at least annually, and may be adjusted (up or down), changed, restructured, and modified by the Company, in its sole discretion, on fourteen (14) days' prior written notice to Executive. The Executive shall be eligible, in the Board's sole discretion, for such bonus plans and long-term equity or cash incentive compensation plans as the Board may establish from time to time, which will be based and awarded at the Board's sole discretion.

a) Base Salary. During the Term, Executive shall receive, as his Base Salary, the amount of sixty thousand and no/100 dollars ($60,000.00) per annum, payable in equal installments in accordance with the Company's standard payroll practices, subject to such payroll and withholding deductions as are required by law and otherwise authorized by the Executive.

b) Election to Pay in Common Stock. Unless and until the Company has raised a total of at least five million dollars ($5,000,000) through debt and/or equity financing (as measured from January 1, 2012) (the "Financing") the Company may elect, at the Board's sole discretion, to pay up to one hundred percent (100%) of Executive's Base Salary in the form of restricted common stock of the Company. Once the Company has raised $5,000,000 in Financing the Company may elect, at the Board's sole discretion, to pay up to fifty percent (50%) of Executive's Base Salary in the form of restricted common stock of the Company. Once the Company has raised $10,000,000 in Financing all of Executive's Base Salary shall be paid in the form of cash.

c) Annual Bonus. In addition to the Base Salary, Executive shall be eligible to earn, for each fiscal year of the Company ending during the Term, a cash performance bonus (an "Annual Bonus"), determined in the sole discretion of the Board, or a committee thereof, based upon such criteria, as it deems appropriate. As soon as practicable after the beginning of each fiscal year, the Board will communicate the performance criteria, if any, that it may take into account, in whole or in part, for determining bonuses for that year. Payment of any Annual Bonus(es), to the extent any Annual Bonus(es) become payable, will be contingent upon the Executive's continued employment through the applicable payment date, which shall be set by the Board, or a committee thereof, at the time the performance criteria is adopted.

5. Executive Benefits and Perquisites.

a) Stock Option Award. The Company shall make an initial grant to Executive, pursuant to the terms of the Company's 2012 Restricted Stock/Option Plan (the "Plan"), of options to purchase up to one hundred fifty thousand (150,000) shares of the Company's common stock upon such terms as the Board may determine at its sole discretion. The Company may make, at its sole discretion, additional grants of stock or options to purchase stock in the future. The initial, and any future, grant of and terms and conditions governing the Stock Option shall be set forth in a separate form of agreements prescribed by the Company (the "Plan Documents"), to be entered into by the Company and Executive. The Stock Option shall be governed in all respects by the terms and conditions of the Plan Documents.

b) Benefits. Executive shall be entitled, at the Board's sole discretion, to participate in such qualified and nonqualified employee pension plans, group health, long term disability and group life insurance plans, including, without limitation, vacation and any other retirement, welfare and fringe benefit plans, arrangements, programs and perquisites sponsored or maintained by the Company as authorized from time to time by the Board of Directors for the benefit of its employees.

c) Vacation. During the Term, and any renewals or extensions of this Agreement, Executive shall be entitled to four (4) weeks paid vacation time/sick leave (or personal days) per calendar year, such vacation time to be approved in advance by the President. Any unused vacation time shall not be carried forward from year to year and shall be forfeited if not used by the end of the calendar year in which it was awarded.

d) Reimbursable Expenses. The Company shall reimburse the Executive for all reasonable and actual out-of-pocket costs and expenses, including reasonable business entertainment and travel expenses, incurred by him in the course of performing his duties under this Agreement, subject in all instances to the Company's reimbursement policies and requirements applicable to all employees with respect to reporting and documentation of such expenses, including, without limitation, the timely submittal of receipts, invoices and documentation supporting all such costs and expenses.

6. Indemnification. The Company will defend, indemnify and hold Executive harmless to the fullest extent permitted by law from and against any claim, liability or expense (including reasonable attorneys' fees) asserted against or incurred by Executive in the course of his employment on behalf of the Company, provided that no such indemnity shall indemnify Executive from or on account of acts or omissions of Executive finally adjudged to be intentional misconduct or a knowing violation of law by Executive, or any transaction with respect to which it was finally adjudged that Executive received a benefit in money, property or services to which he was not legally entitled. This indemnification obligation will include, without limitation, prompt payment in advance of any and all costs of defending the same, including attorney fees, and will survive the expiration or early termination of this Agreement.

7. Confidentiality, Non-Solicitation, Ownership, Previous Works.

a) Confidential Information. Executive acknowledges and agrees that Executive's position with the Company does or will afford Executive opportunity to acquire confidential and proprietary information of the Company and that the misappropriation or unauthorized use or disclosure of such information would cause irreparable harm to the Company. Executive recognizes and agrees that Executive has had and will have access to certain confidential and proprietary information of the Company which is not generally available to the public and that the Company must take reasonable steps to safeguard the confidentiality of such information. As used in this Agreement, the term "Confidential Information" shall mean confidential or proprietary information related to the Company and its business, including, without limitation, technical and financial information, business plans and reports, acquisition plans, distribution, customer and client lists, marketing reports, programs, systems or procedures, operational reports or manuals, information received by the Company from third parties under obligation of confidentiality and other material non-public information regarding the Company and its business activities. Confidential Information shall not include information that was or becomes publicly known through lawful means; information that was part of Executives general knowledge prior to his employment by the Company; or information that was disclosed to Executive, without restriction, by a third party who rightfully possessed the information and did not learn of it from the Company.

b) Obligation of Executive. Executive agrees that during and after the term of his employment by the Company, Executive shall hold such Confidential Information in the strictest confidence and in a fiduciary capacity for the benefit of the Company, and shall not directly or indirectly use or disclose, except as authorized by the Company in connection with the performance of Executive's duties, any Confidential Information that Executive may have acquired or will acquire (whether or not developed or compiled by Executive) during the term of this Agreement.

c) Company Ownership. Except as otherwise herein provided or prohibited by law, the results and proceeds of Executive's services hereunder, including, without limitation, any works of authorship resulting from Executive's services during Executive's employment and any works in progress, shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company

determines in its sole discretion without any further payment to Executive whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then Executive hereby irrevocably quitclaims and agrees to quitclaim and assign any and all of Executive's right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed by the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner the Company may deem useful or desirable to establish or document the Company's exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent Executive has any rights in the results and proceeds of Executive's services that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such rights. This Paragraph 7(c) is subject to, and shall not be deemed to limit, restrict, or constitute any waiver by the Company of any rights of ownership to which the Company may be entitled by operation of law by virtue of the Company or any of its affiliates being Executive's employer.

**This subparagraph 7(c) does not apply to any creation, that would otherwise qualify as a work-made-for-hire, if no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive's own time, unless (i) the creation relates (A) directly to the business of the Company, or (B) to the Company's actual or demonstrably anticipated research or development, or (ii) the creation results from any work performed by Executive for the Company.**

d) Previous Works: Any completed works of authorship or any works of authorship that were work-in-progress prior to the Executive's employment with the Company shall remain in the sole ownership of the Executive. Any such previous works that the Executive wishes to license, assign or otherwise transfer in whole or in part to the Company and the rights and responsibilities of the Parties upon such a transfer shall, in each case, be evidence by a separate written agreement clearly defining those rights and responsibilities.

e) Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for Executive and utilized by him in the course of his employment hereunder with the Company or any of its affiliates shall remain the exclusive property of the Company. In the event of the termination of Executive's employment for any reason, and notwithstanding any other provisions hereof, Company reserves the right, to the extent permitted by law and in addition to any other remedy the Company may have, to deduct from any monies otherwise payable to Executive the following: (i) the full amount of any specifically determined debt Executive owes to the Company or any of its affiliates at the time of or subsequent to the termination of Executive's employment with the Company, and (ii) the value of the Company property which Executive retains in his possession after the termination of his employment with the Company following the Company's

written request for such item(s) return and Executive's failure to return such items within thirty (30) days of receiving such notice. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent.

f) Non-Solicitation. Executive shall not recruit or solicit for purposes of employment or consultation any of the employees of the Company or contact, directly or indirectly, any of the clients, customers or users of the products and services of the Company or Company's third party suppliers or service providers, for the purposes of interfering with and/or negatively affecting or otherwise damaging the Company's business relationships. Executive shall advise any subsequent employer, client, partner, or joint venturer who engages or intends to engage in business activities competitive to those of the Company of Executive's continuing obligations under this Agreement.

g) Injunction. The Parties acknowledge and agree that the disclosure or unauthorized use of any Confidential Information in contravention of any terms of this Agreement, or the breach of any of the covenants contained above in this Section 7, would cause irreparable injury to the Company, for which monetary damages would not be adequate compensation. Accordingly, Executive agrees that in the event of such disclosure, unauthorized use, or breach, the Company shall be entitled to injunctive relief against Executive, in addition to all other legal and equitable remedies available to the Company. Furthermore, the Company shall be entitled to an award of its costs (including but not limited to court costs and reasonable attorney's fees) in any such action to enforce this Agreement.

h) Survival of Covenants. The covenants contained in this Section 7 shall inure to the benefit of the Company, its successors, assigns and subsidiaries, and shall survive the termination of this Agreement and the employment of Executive.

8. Termination of Employment.

a) Death. If Executive dies prior to the end of the Term this Agreement shall be terminated as of the date of death and Executive's beneficiary or estate shall be entitled to receive Executive's Base Salary up to the date on which the death occurs.

b) "At Will". The Company may terminate Executive's employment on thirty (30) days' prior written notice to Executive for any reason or no reason at all and Executive shall be entitled to receive only his Base Salary through the date of termination. In the event the Company chooses to terminate Executive's employment pursuant to this Section 8(b), the Company, in the Board's sole discretion, may choose to terminate the Executive effective immediately and in such case Executive shall be entitled to receive only his Base Salary for the thirty (30) days following the date of termination.

9. Miscellaneous

a) Binding Effect; No Third Party Beneficiaries. This Agreement shall bind and benefit the Parties and their respective heirs, devisees, beneficiaries, grantees, donees, legal

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representatives, successors, and assigns. Nothing in this Agreement shall be construed to confer any rights or benefits on third-party beneficiaries.

b) General Rules of Construction. The Parties have participated jointly in negotiating and drafting of this Agreement. If a question concerning intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all related rules and regulations unless the context requires otherwise.

c) Waivers. No assent, express or implied, by any party to any breach or default under this Agreement shall constitute a waiver of or assent to any breach or default of any other provision of this Agreement or any breach or default of the same provision on any other occasion.

d) Entire Agreement, Modification. This Agreement constitutes the entire agreement of the Parties concerning its subject matter and supersedes all other oral or written understandings, discussions, and agreements, and may be modified only in a writing signed by both Parties.

e) Assignment. Neither Party may assign its interest in this Agreement without the other's prior written consent; provided that Company may assign its interest to another entity which it controls, is controlled by, or is under common control with.

f) Captions. Titles or captions contained in this Agreement are for convenience and are not intended to affect the substantive meaning of any provision.

g) Notices. All notices or other communications provided for in this writing shall be deemed to have been duly given if delivered personally, by certified mail return receipt requested, or by facsimile to the address or facsimile number of the receiving party set forth in Executive's employment file maintained by the Company (or such different address or facsimile number as either party shall have specified in writing to the other). Notices personally delivered or sent by facsimile shall be effective upon their receipt; notices sent by mail shall be effective three (3) days after mailing.

h) Attorney's Fees. In the event either party is required to initiate arbitration or legal action to enforce this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and other expenses.

i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Idaho. In the event a dispute arises out of the relationship between the Company and Executive, or regarding any term of this Agreement, the Parties shall submit the dispute to binding arbitration for resolution. The arbitration shall be conducted pursuant to the rules of the American Arbitration Association, or other mutually acceptable arbitration organization and shall take place in Coeur d'Alene, Idaho. The effect of the arbitrator's ruling shall be binding on both Company and Executive, and neither party shall have the right to appeal.

j) Cumulative Remedies. Except as expressly provided in this Agreement, no remedy conferred by any of its provisions is intended to be exclusive of any other remedy now or hereafter provided by law, and the election of any one or more such available remedies by either of the parties shall not constitute a waiver of the right of such party to other available remedies.

k) Opportunity to Review Agreement. The parties acknowledge that they have read and fully understand the contents of this Agreement and execute it after having an opportunity to consult with legal counsel.

l) Severability. If any provision of this Agreement, including the restrictions on time and geographic area contained in the Covenant Not To Compete and the Confidential Information provisions of this Agreement, is found in binding arbitration or by a court or other tribunal of competent jurisdiction to be invalid or unenforceable, the attempt shall first be made to read that provision in such a way as to make it valid and enforceable in light of the Parties' apparent intent as evidenced by this Agreement. If such a reading is impossible, the tribunal having jurisdiction may revise the provision in any reasonable manner, to the extent necessary to make it binding and enforceable. If no such revision is possible, the offending provision shall be deemed stricken from the Agreement, and every other provision shall remain in full force and effect.

m) Employee Handbook. Employee acknowledges that he is subject to the terms of the Company's Employee Handbook, as well as its Code of Ethics. In the event of any conflict between this Agreement and the Employee Handbook or Code of Ethics, this Agreement shall control.

n) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

o) Effect of Termination. This Agreement shall continue in effect upon and after the termination of Employee's employment for any reason to the extent necessary for the enforcement of any of its provisions that apply subsequent to any such termination.

IN WITNESS WHEREOF, the Parties acknowledge that they have read this Agreement, understand it, agree to be bound by its terms and conditions, and have caused this Agreement to be executed as of the day and year first above written.

| | |
|---|---|
| STAR GOLD CORP. | EXECUTIVE |
| By: ______________________ | ______________________ |
| Print Name: Lindsay E. Gorrill | Kelly J. Stopher |
| Title: President | |